EXHIBIT 4.8




                              GUARANTEE AGREEMENT



               This GUARANTEE AGREEMENT, dated as of ___________, 1995, is executed and delivered by SunAmerica Inc., a Maryland corporation (the "Guarantor"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of SunAmerica Capital Trust I, a Delaware statutory business trust (the "Issuer").

               WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of __________, 1995 among the Trustees of the Issuer named therein, SunAmerica Inc., as Sponsor, and the Holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing as of the date hereof in accordance with the Offer (as defined in the Declaration) $____ aggregate liquidation amount of its ___% Trust Originated Preferred Securities (the "Preferred Securities") representing undivided beneficial interests in the assets of the Issuer and having the terms set forth in Exhibit B to the Declaration;

               WHEREAS, the Preferred Securities will be issued by the Issuer upon deposit of the Guarantor's Debentures (as defined in the Declaration) with the Issuer as trust assets; and

               WHEREAS, as incentive for the Holders to exchange shares of the Guarantor's Series B Preferred Stock (as defined in the Declaration) for Preferred Securities pursuant to the Offer, the Guarantor desires to irrevocably and unconditionally agree, to the extent set forth herein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the exchange of Series B Preferred Stock for Preferred Securities, which exchange the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Preferred Securities.


                                   ARTICLE I


               As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration as in effect on the date hereof.

               "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Distributions and the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price"), with respect to the Preferred Securities called for redemption by the Issuer but if and only to the extent that in each case the Guarantor has made a payment to the Property Trustee or, if no Property Trustee is required pursuant to the Declaration, the Issuer of interest, premium or principal on the Debentures and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the exchange of Preferred Securities for Debentures as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

               "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Guarantor.


                                  ARTICLE II


               SECTION 2.01. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer) regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

               SECTION 2.02. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

               SECTION 2.03. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

               (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

               (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

               (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

               (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

               (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

               (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

               SECTION 2.04. The Guarantor expressly acknowledges that (i) this Guarantee Agreement will be deposited with the Regular Trustees to be held for the benefit of the Holders of the Preferred Securities; (ii) in the event of the appointment of a Special Representative Preferred by the Holders of the Preferred Securities to, among other things, enforce this Guarantee Agreement, the Special Representative Preferred may take possession of this Guarantee Agreement for such purpose; (iii) if no Special Representative Preferred has been appointed, or if the Special Representative Preferred fails to enforce the rights of Holders of Preferred Securities hereunder, the Regular Trustees have the right to enforce this Guarantee Agreement on behalf of the Holders of the Preferred Securities; (iv) the Holders of Preferred Securities representing not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee Agreement including the giving of directions to the Special Representative Preferred or the Regular Trustees, as the case may be; and (v) if the Regular Trustees or the Special Representative Preferred fails to enforce this Guarantee Agreement as above provided, any Holder of the Preferred Securities may, after a period of 30 days has elapsed from such Holder's written request to the Regular Trustees or the Special Representative Preferred, as the case may be, to enforce this Guarantee Agreement, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer or any other person or entity.

               SECTION 2.05. This Guarantee Agreement creates a guarantee of payment and not merely of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer).

               SECTION 2.06. The Guarantor shall be subrogated to all (if any) rights of the Holders of Preferred Securities against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

               SECTION 2.07. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.03 hereof.


                                  ARTICLE III


               SECTION 3.01. So long as any Preferred Securities remain outstanding, the Guarantor will not declare or pay any dividend on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock, or make any guarantee payments with respect thereto, if at such time (i) the Guarantor shall be in default with respect to its Guarantee Payments or other payment obligations hereunder,
(ii) there shall have occurred any Event of Default under the Indenture or
(iii) the Guarantor shall have given notice of its selection of an Extension Period (as defined in the Indenture) and such period, or any extension thereof, is continuing; provided that the Guarantor will be permitted to pay accrued dividends (and cash in lieu of fractional shares) upon the conversion of any of its Series D Mandatory Conversion Premium Dividend Preferred Stock in accordance with the terms of such stock. In addition, so long as any Preferred Securities remain outstanding, the Guarantor (i) will remain the sole direct or indirect owner of all of the outstanding Common Securities and shall not cause or permit the Common Securities to be transferred except to the extent such transfer is permitted under Section 8.1(c) of the Declaration; provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's ownership of the Common Securities and (ii) will use its reasonable efforts to cause the Issuer to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Debentures.

               SECTION 3.02. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, including the Debentures, except those made pari passu or subordinate by their terms, and
(ii) senior to all capital stock now or hereafter issued by the Guarantor and to any guarantee now or hereafter entered into by the Guarantor in respect of any of its capital stock.

                                  ARTICLE IV


               This Guarantee Agreement shall terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, upon the distribution of Debentures to Holders of Preferred Securities in exchange for all of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or this Guarantee Agreement.


                                   ARTICLE V


               SECTION 5.01. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article Ten of the Indenture, the Guarantor shall not assign its obligations hereunder.

               SECTION 5.02. Except with respect to any changes which do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than 66-2/3% in liquidation amount of all the outstanding Preferred Securities. The provisions of Section 11.2 of the Declaration concerning meetings of Holders shall apply to the giving of such approval.

               SECTION 5.03. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

               (a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Holders of the Preferred Securities:

                                SunAmerica Inc.
                              1 SunAmerica Center
                      Los Angeles, California 90067-6022
                        Facsimile No.:  (310) 772-6025
                             Attention:  Treasurer

               (b) if given to the Issuer, in care of the Regular Trustees (with copy to the Property Trustee), at the Issuer's (and the Property Trustee's) address set forth below or such other address as the Regular Trustees on behalf of the Issuer (or the Property Trustee) may give notice to the Holders of the Preferred Securities:

                          SunAmerica Capital Trust I
                              c/o SunAmerica Inc.
                              1 SunAmerica Center
                      Los Angeles, California  90067-6022
                        Facsimile No.:  (310) 772-6025
                     Attention:  James R. Belardi, Trustee
                               Scott Richland, Trustee
                               Scott L. Robinson, Trustee

                                with copy to:

                             The Bank of New York
                              101 Barclay Street
                           New York, New York  10286
                          Facsimile No.: 212-815-5999
              Attention:  Corporate Trust Trustee Administration

               (c) if given to any Holder of Preferred Securities, at the address set forth on the books and records of the Issuer.

               All notices hereunder shall also be given to the Special Representative Preferred, if any, at such address as the Special
Representative Preferred may give notice of to the Holders of the Preferred Securities. All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

               SECTION 5.04. The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.

               SECTION 5.05. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

               SECTION 5.06. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.


                                       SUNAMERICA INC.



                                       By:________________________
                                          Name:
                                          Title: